Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Number 333-176157-01) and on Form S-8 (File Numbers 333-181483-01, 333-148926 and 333-112109) of Boston Properties Limited Partnership of our report dated August 16, 2013 with respect to the Statements of Revenue and Certain Expenses of 767 Fifth Avenue (the General Motors Building) for the years ended December 31, 2012, 2011 and 2010, which appears in this Current Report on Form 8-K/A of Boston Properties Limited Partnership, dated as of May 30, 2013.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 16, 2013